Exhibit 5.1

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

August 29, 2025

Wheels Up Experience Inc.

2135 American Way

Chamblee, Georgia 30341

Ladies and Gentlemen:

We have acted as counsel to Wheels Up Experience Inc., a Delaware corporation (the “Company”), in connection with the offering on or after the date hereof of up to $50 million of its Class A common stock, $0.0001 par value per share (the “Shares”), which are to be offered and sold by the Company from time to time pursuant to the terms of the ATM Equity Offering Sales Agreement, dated as of August 29, 2025 (the “Agreement”), by and among the Company and BofA Securities, Inc. and Jefferies LLC, each as sales agent.

The offering of the Shares is being made pursuant to a prospectus supplement, dated August 29, 2025 (the “Prospectus Supplement”), and the accompanying base prospectus, dated January 10, 2025 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), each of which forms a part of the Company’s Registration Statement on Form S-3 (File No. 333-284063) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 27, 2024 and declared effective on January 10, 2025 pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement, including the Prospectus;

2.       The Amended and Restated Certificate of Incorporation, as amended through the date hereof (the “Certificate of Incorporation”), certified as of August 25, 2025 by the Secretary of State of the State of Delaware (the “Secretary of State”);

3.       The Amended and Restated By-Laws of the Company, as amended through the date hereof (the “By-Laws”);

4.       A certificate of the Secretary of State as to the good standing of the Company, dated as of August 25, 2025;

5.       Resolutions adopted by the Board of Directors of the Company relating to the offer and sale of the Shares (the “Resolutions”), certified by an officer of the Company as being complete, accurate and in effect;

Wheels Up Experience Inc. August 29, 2025 Page 2

6.       The Agreement; and

7.       Such other documents, records, instruments, and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

4.       The Shares will not be issued or transferred in violation of any restriction on ownership and transfer set forth in Article X of the Certificate of Incorporation, Section 7.7 of the By-Laws, Article VIII of the By-Laws or other organizational document of the Company.

5.       A sufficient number of authorized but unissued Shares will be available for issuance when Shares are issued and sold under the Agreement.

6.       The Shares will not be issued for less than par value per Share.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary action on the part of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Agreement and the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Delaware and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Wheels Up Experience Inc. August 29, 2025 Page 3

No opinion is rendered as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such reference is not made.

This opinion is being furnished to you for your submission to the Commission as an exhibit to a current report on Form 8-K (the “Form 8-K”), to be filed by the Company with the Commission on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of the name of our firm therein and under the section “Legal Matters” in the Registration Statement, the Prospectus and the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP